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Exhibit 10.1
Confidential treatment requested

RESEARCH AGREEMENT

    THIS RESEARCH AGREEMENT dated as of June 8, 1993 (the "Agreement"), is entered into between IXSYS, INC., a Delaware corporation ("Ixsys"), having a place of business located at 3550 General Atomics Court, Suite L-103, San Diego, California 92121, and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("Bristol-Myers"), having a place of business located at Route 206 and Province Line Road, Princeton, New Jersey 08543-4000.

WITNESSETH

    WHEREAS, Ixsys and Bristol-Myers desire to design and develop products, for use in the in vivo diagnosis or treatment of solid tumors in humans, through the use of one or more antibodies.

    WHEREAS, Bristol-Myers desires to sponsor certain research by Ixsys, and to develop and commercialize, products resulting from such research and development.

    WHEREAS, Bristol-Myers and Ixsys are entering into three (3) other agreements, entitled "LICENSE AGREEMENT," "SCREENING AND OPTION AGREEMENT," and "STOCK PURCHASE AGREEMENT," dated as of even date herewith, in addition to this "RESEARCH AGREEMENT."

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

    For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

    1.1  "Affiliate"  shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

    1.2  "Annual Workplan"  shall mean the research workplan prepared annually in accordance with the provisions of Section 3.1 below.

    1.3  "Antibody" and "antibody"  shall mean a molecule which has the ability to bind an antigen of interest, including without limitation, single chain antibody molecules, Fab fragments, F(ab)2 fragments, Fv fragments, single chain Fv molecules, and whole antibody molecules.

    1.4  "BR96 Antibodies"  shall mean those certain Program Antibodies that (a) are murine or chimeric antibodies and (b) are specifically reactive immunologically with the BR96 antigen, such BR96 antigen having characteristics substantially as described in Exhibit B hereto, as amended, supplemented or modified from time to time.

    1.5  "Commencement Date"  shall mean March 21, 1993.

    1.6  "FDA"  shall mean the United States Food and Drug Administration, or the successor thereto.

[*]   Confidential treatment requested

    1.7  "Field"  shall mean the in vivo diagnosis or treatment of solid tumors in humans through the use of one or more antibodies.

    1.8  "First Commercial Sale"  shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country in the Territory after required marketing and pricing approval has been granted, or otherwise permitted, by the governing health authority of such country.

    1.9  "Improvements"  shall mean all inventions, discoveries, improvements or other technology, whether or not patentable, and any patent applications or patents based thereon, made or conceived during and pursuant to the Research Program by employees or others acting solely on behalf of Bristol-Myers or its Affiliates which represent an improvement to Ixsys' Patent Rights or Ixsys' Know-How.

    1.10  "Know-How"  shall mean any information and data, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in any country in the Territory to market a Product for use in the Field, in which Ixsys or Bristol-Myers has an ownership interest and which is in the possession of Ixsys or Bristol-Myers on the date of the Agreement or thereafter during the term of the Research Program.

    1.11  "L6 Antibodies"  shall mean those certain Program Antibodies that (a) are murine or chimeric antibodies and (b) are specifically reactive immunologically with the L6 antigen, such L6 antigen having characteristics substantially as described in Exhibit B hereto, as amended, supplemented or modified from time to time.

    1.12  "License Agreement"  shall mean that certain License Agreement dated as of even date, between Ixsys and Bristol-Myers, as the same may be amended, modified, supplemented or restated from time to time.

    1.13  "Net Sales"  shall mean, with respect to any Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated or returned Product; (b) actual freight and insurance costs incurred in transporting such Product in final form to such customers; (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs; (d) sales, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form.

    1.14  "Patent Rights"  shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory owned by or licensed to Ixsys or Bristol-Myers or to which Ixsys or Bristol-Myers otherwise acquires rights, which claim a Product or a Program Antibody or the process of manufacture or use of a Product or a Program Antibody, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Ixsys or Bristol-Myers now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

    1.15  "Person"  shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

    1.16  "Prior Agreements"  shall mean the agreement between Ixsys and Bristol-Myers Pharmaceutical Research Institute and its Affiliates, dated January 23, 1991, as extended by the letter agreement dated March 16, 1992 and the letter agreement dated August 5, 1992, and the Research and Option Agreement between Bristol-Myers and Ixsys dated September 18, 1992.

    1.17  "Product"  shall mean any Diagnostic Product or Therapeutic Product.

        1.17.1  "Diagnostic Product"  shall mean a diagnostic product, containing one or more Program Antibodies, for use in the in vivo detection of solid tumors in humans.

        1.17.2  "Therapeutic Product"  shall mean the final dosage formulation of a product incorporating pharmaceutical compositions containing a Program Antibody for use in the treatment of solid tumors in humans, regardless of the route of administration. Each different chemical formulation of a Therapeutic Product containing the same one or more Program Antibodies but no additional antibodies, except different formulations for use in the treatment of the same indication in the Field by different routes of administration, shall constitute a different Therapeutic Product.

    1.18  "Program Antibody"  shall mean an antibody that (a) is first conceived or synthesized, or the variable regions of which have been modified, by Ixsys, Bristol-Myers or both during and pursuant to the Research Program; and (b) is specifically reactive immunologically with solid tumor antigens; whether or not the variable regions of such antibody have been modified by Bristol-Myers, its Affiliates or permitted sublicensees after termination of the Research Program.

    1.19  "Research Program"  shall mean the research program described in the Annual Worldplans, and the research performed by Bristol-Myers and Ixsys pursuant to the Prior Agreements.

    1.20  "Royalty Term"  shall mean, with respect to each Product in each country in the Territory, the period of time equal to the longer of (a) [*] ([*]) [*] from the date of the First Commercial Sale of such Product in such country or (b) if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Patent Claim, [*].

    1.21  "Steering Committee"  shall mean the joint research and development committee composed of representatives of Ixsys and Bristol-Myers described in Section 5.1 hereof.

    1.22  "Territory"  shall mean the entire world.

    1.23  "Third Party"  shall mean any Person other than Ixsys, Bristol-Myers and their respective Affiliates.

    1.24  "Valid Patent Claim"  shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

    Each party hereby represents and warrants to the other party as follows:

    2.1  Corporate Existence and Power.  Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted.

    2.2  Authorization and Enforcement of Obligations.  Such party (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

    2.3  Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons, if any, required to be obtained by such party in connection with the Agreement have been obtained.

    2.4  No Conflict.  The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any contractual obligation of such party and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

    2.5  DISCLAIMER OF WARRANTIES.  NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY IXSYS OR BRISTOL-MYERS THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER IXSYS NOR BRISTOL-MYERS MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    2.6  Maintenance of Licenses.  Ixsys shall use due diligence to maintain each license agreement between Ixsys and any Third Party involving Ixsys' Patent Rights sublicensed to Bristol-Myers hereunder.

ARTICLE 3
RESEARCH PROGRAM

    3.1  Annual Workplan.  The Annual Workplan for the period from the Commencement Date through and including June 30, 1993 is set forth on Exhibit A hereto. The Steering Committee shall prepare and provide to Ixsys and Bristol-Myers on or before July 1, 1993, the Annual Workplan, in form and substance mutually acceptable to Ixsys and Bristol-Myers, which shall describe the research for the period from July 1, 1993 through and including December 31, 1993. Thereafter, prior to November 1 of each year (commencing on November 1, 1993) during the term of the Research Program, the Steering Committee shall prepare and provide to Ixsys and Bristol-Myers a proposed Annual Workplan describing the research for the next calendar year. Prior to December 1 of each such year (commencing on December 1, 1993), Ixsys and Bristol-Myers shall approve such Annual Workplan with such changes as Ixsys and Bristol-Myers muta11y deem necessary. The Annual Workplan shall allocate the responsibilities of the parties to conduct the research under the Research Program. The Steering Committee may revise the Annual Workplan, from time to time, as approved by the mutual written agreement of Ixsys and Bristol-Myers.

    3.2  Research Procedures.

      3.2.1  Conduct of Research.  Ixsys and Bristol-Myers each shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously. Ixsys and Bristol-Myers each shall proceed diligently to perform the work set out in the Annual Workplan by using their respective good faith efforts to provide, among others, the following resources:

        (a) in the case of Ixsys, allocation of eight (8) Ixsys scientists per year (measured on a full-time equivalent basis), using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Program and to accomplish the objectives of the Research Program; and

        (b) in the case of Bristol-Myers, allocation of sufficient time and effort, using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Program and to accomplish the objectives of the Research Program.

      3.2.2  Use of Research Funding.  Ixsys shall apply the research funding it receives from Bristol-Myers under the Agreement to fund the direct and indirect costs of carrying out its obligations under the Research Program and accomplishing the objectives thereof.

      3.2.3  Exclusivity.

        (a) During the term of the Research Program, Ixsys shall not perform any research or development work, with or for the benefit of any Third Party, directed to products for use in the Field, unless specifically permitted under the Agreement.

        (b) During the term of the Research Program, Ixsys shall not engage in any research, development or commercialization of any product, for use in the treatment of cancer in humans, incorporating pharmaceutical compositions containing one or more antibodies, with or for the benefit of any Third Party, unless Ixsys first offers to Bristol-Myers the right to collaborate with Ixsys on the research, development and commercialization of such product. Such offer shall specify the material terms and conditions of the offer to be made to Bristol-Myers. If Bristol-Myers elects to collaborate with Ixsys on the research, development and commercialization of any such product, Bristol-Myers shall deliver to Ixsys written notice of its election within ninety (90) days after receipt of written notice from Ixsys of Ixsys' intention to collaborate with a Third Party regarding such product. If Bristol-Myers timely exercises its option to collaborate with Ixsys on the research, development and commercialization of such product, Bristol-Myers and Ixsys shall negotiate in good faith and, within thirty (30) days after receipt of written notice from Bristol-Myers of its exercise of such option, enter into a collaborative agreement substantially on the terms and conditions offered to Bristol-Myers above. If Bristol-Myers fails to timely exercise its option to collaborate with Ixsys with respect to any such product or the parties fail to reach agreement after good faith negotiations as provided above, Ixsys shall have the right, in its sole discretion, to engage in research, development and commercialization of such product with or for the benefit of any Third Party on terms and conditions not materially more favorable to such Third Party, taken as a whole, than those offered to Bristol-Myers.

      3.2.4  Subcontracts.  Ixsys and Bristol-Myers each shall have the right to subcontract portions of the Research Program to be performed by it in the normal course of its business without the prior consent of the other party; provided, however, that (a) such subcontract shall not involve the transfer of Know-How of the other party to Third Parties; (b) the subcontracted Third Party shall enter into a written confidentiality agreement with the subcontracting party in accordance with the provisions of Article 12 below; (c) the subcontracting party shall supervise such subcontract work; (d) the subcontracted Third Party shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory practices; and (e) promptly after entering into such subcontract, the subcontracting party shall give written notice thereof to the other party.

    3.3  Funding of the Research Program.  Upon execution of the Agreement by both parties, Bristol-Myers shall pay Ixsys the sum of $[*] in support of research by Ixsys under the Research Program for one year following the Commencement Date. Thereafter, on or before each anniversary of the Commencement Date during the remaining term of the Research Program, Bristol-Myers shall pay Ixsys a research fee equal to the [*]. If Bristol-Myers and Ixsys mutually agree to increase the scope of the Research Program, then Bristol-Myers shall pay Ixsys an additional annual fee to be agreed upon by the parties.

    3.4  Records and Reports.

      3.4.1  Records.  Ixsys and Bristol-Myers each shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations).

      3.4.2  Inspection of Records.  Ixsys and Bristol-Myers each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other party to the extent reasonably required for the performance of its obligations under the Agreement (with the party owning the records determining what is reasonably required). Each party shall maintain such records and the information of the other party contained therein in confidence in accordance with Section 12.1 below and shall not use such records or information except to the extent otherwise permitted by the Agreement.

      3.4.3  Research Reports and Information.  Ixsys and Bristol-Myers each shall keep the other informed of the progress of such party under the Research Program. Within thirty (30) days following each April 30, August 31 and December 31 during the term of the Research Program and within thirty (30) days following the expiration or termination of the Research Program, Ixsys and Bristol-Myers each shall prepare, and distribute to each member of the Steering Committee and the other party, a reasonably detailed written summary report which shall describe the work performed by such party to date under the Research Program.

    3.5  Term of Research Program.  Subject to the provisions of Section 15.2 below, the term of the Research Program shall continue for a period of [*] ([*]) [*] after the Commencement Date; provided, however, the term of the Research Program may be extended for an additional period of [*] ([*]) [*], by the mutual written agreement of the parties not less than [*] ([*]) [*] prior to the [*] anniversary of the Commencement Date.

    3.6  Project Leaders.  Ixsys and Bristol-Myers each shall appoint a person (a "Project Leader") to coordinate its activities under the Research Program. The Project Leaders shall be the primary contacts between the parties with respect to the Research Program. Each party shall notify the other within thirty (30) days after the date of the Agreement of the appointment of its Project Leader and shall notify the other party as soon practicable upon changing this appointment.

    3.7  Material Transfer.  In order to facilitate the Research Program, either party may provide to the other party certain biological materials or chemical compounds including, but not limited to, structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, hosts, plasmids, peptides, polypeptides, transgenic animals, proteins, biological modifiers, antigens, hybridomas, antibodies, toxins, lectins, enzymes, lipids, hormones, viruses, viroids, cell or parts of cells, cell lines and transformed cell lines, and any progeny, replicates, mutants, fragments and derivatives of the foregoing (collectively, "Material') owned by or licensed to the supplying party (other than under the Agreement) for use by the other party in furtherance of the Research Program. Except as otherwise provided under the Agreement, all such Material delivered to the other party (a) shall remain the sole property of the supplying party, (b) shall be used only in furtherance of the Research Program and solely under the control of the other party, (c) shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and (d) shall not be used in research or testing involving human subjects. The Materials supplied under this Section 3.7 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE MATERIALS ARE PROVIDED AS IS AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION

    4.1  Preclinical and Clinical Development.  The decision as to whether to proceed with the preclinical and clinical development and marketing of any Product shall be in the sole discretion of Bristol-Myers. Nothing contained in this Agreement shall be interpreted as requiring Bristol-Myers to develop or market any Product. Bristol-Myers shall comply with all applicable laws and regulations and good laboratory, clinical and manufacturing practices in the preclinical and clinical development of the Products which Bristol-Myers elects to develop, and shall cause its Affiliates and subcontractors to do the same.

    4.2  Development Reports and Information.  Bristol-Myers shall keep Ixsys informed as to the progress of the preclinical and clinical development and testing of all Products which Bristol-Myers elects to develop and the preparing, filing and obtaining of the approvals necessary for marketing of all Products. Within thirty (30) days following each April 30, August 31 and December 31 following the commencement of preclinical development of a Product undertaken by Bristol-Myers, Bristol-Myers shall provide to Ixsys a written report which shall summarize the progress of the development and testing of Products in preclinical development and clinical trials. In addition, Bristol-Myers shall provide to Ixsys a minimum of six (6) months advance written notice of the contemplated filing of an Investigational New Drug application ("IND") with the FDA in the United States (or its equivalent in any other country), a written report which shall summarize all other regulatory submissions prior to the date of such submissions, and written notice of all approvals obtained promptly after obtaining such approvals.

ARTICLE 5
MANAGEMENT OF THE RESEARCH PROGRAM

    5.1  Steering Committee.

      5.1.1  Composition of the Steering Committee.  The Research Program shall be conducted under the direction of the Steering Committee comprised of three (3) named representatives of Ixsys and three (3) named representatives of Bristol-Myers. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy.

      5.1.2  Meetings.  The Steering Committee shall meet not less than once every four months during the term of the Agreement, on such dates and at such times and places as agreed to by

  Ixsys and Bristol-Myers, alternating between San Diego and Princeton, or such other locations as the parties shall agree. At such meetings, the Steering Committee shall discuss the Research Program and set priorities therefor.

      5.1.3  Committee Actions.  Any approval, determination or other action agreed to by all of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided, however, that at least two (2) representatives of each party are present at such meeting.

    5.2  Disagreements.  All disagreements within the Steering Committee shall be resolved in the following manner:

      5.2.1  The representatives of the Steering Committee promptly shall present the disagreement to the executive of each of Ixsys and Bristol-Myers who has the principal responsibility for such party's work under the Agreement.

      5.2.2  Such executives shall meet to discuss each party's view and to explain the basis for their respective positions of such disagreement, and in good faith shall attempt to resolve such disagreement among themselves.

      5.2.3  If such executives cannot promptly resolve such disagreement, then such executives shall establish a mechanism to resolve such disagreement promptly; provided, however, that the parties do not waive any rights which they may have under the Agreement or otherwise as a result of one party's settlement of a disagreement under this Section 5.2.3.

    5.3  Steering Committee Reports.  Within thirty (30) days following each Steering Committee meeting during the term of the Agreement, the Steering Committee shall prepare, and distribute to each party, a reasonably detailed written summary report which shall (a) describe the work performed to date on the Research Program and (b) evaluate the work performed in relation to the goals of the Research Program.

    5.4  Availability of Employees.  Each party shall make its employees and relevant reports of non-employee consultants available, upon reasonable notice during normal business hours, at their respective places of employment to consult with the other party on issues arising during the Research Program and in connection with any request from any regulatory agency.

    5.5  Visit of Facilities.  Representatives of Ixsys and Bristol-Myers may, upon reasonable notice during normal business hours, (a) visit the facilities where the Research Program is being conducted, (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Research Program and (c) with the other party's prior approval, which approval shall not be withheld unreasonably, visit the sites of any other experiments being conducted by such other party in connection with the Research Program but only to the extent in each case as such other experiments relate to the Research Program. On such visits an employee of the party conducting the research shall accompany the employee(s) of the visiting party.

ARTICLE 6
GRANT OF LICENSES

    6.1  License Grant to Bristol-Myers.

      6.1.1  License to Make, Have Made, Use and Sell.  Except as otherwise provided in the Agreement, Ixsys hereby grants to Bristol-Myers an exclusive license (or in the case of licensed Third Party Patent Rights, when permissible, an exclusive sublicense) in the Territory under Ixsys' Patent Rights, including Ixsys' rights in any jointly-owned Patent Rights, and Ixsys Know-How, to make, have made, use and sell Products in the Field. Bristol-Myers may not grant sublicenses under such license without-the prior written consent of Ixsys, except sublicenses (without the right to grant further sublicenses) solely for the purpose of (a) subcontract manufacturing and supplying Program Antibodies or Products to Bristol-Myers and its permitted sublicensees, and (b) after receipt of the required marketing approval from the FDA to sell a Product, the making, using, promoting, marketing and selling of such Product for use in the Field. Each permitted sublicense shall be subject to the terms and conditions of the Agreement. Bristol-Myers shall deliver a copy of each permitted sublicense under the Agreement to Ixsys within ten (10) business days after execution of the same.

      6.1.2  Restrictions upon Use of Ixsys' Technology.  Except as otherwise authorized by the prior written consent of Ixsys or as expressly permitted in the License Agreement, Bristol-Myers shall not, directly or indirectly, (a) use any of Ixsys' Patent Rights or Ixsys' Know-How to modify the variable regions of any Program Antibody after the term of the Research Program, (b) use Ixsys' Patent Rights or Ixsys' Know-How other than to make, have made, use or sell Products for use in the Field, (c) sell, assign, transfer, encumber or otherwise dispose of Ixsys' Patent Rights or Ixsys' Know-How, or (d) authorize, cause or assist any other Person in any of the foregoing matters.

      6.1.3  Reservation of Rights in Ixsys.  Subject to the provisions of Section 3.2.3(a) above and Section 6.3 below, and except as otherwise provided in the Agreement, Ixsys reserves the exclusive right under Ixsys Patent Rights, including Ixsys' rights in any jointly-owned Patent Rights, and Ixsys' Know-How, to make, have made, use and sell products for all purposes in all fields and territories and at all times not expressly licensed to Bristol-Myers under Section 6.1.1 above. If Ixsys, its Affiliates or sublicensees commercialize a product, containing one or more Program Antibodies, for use in the in vitro diagnosis of solid tumors in humans, the parties shall negotiate in good faith a reasonable royalty, not to exceed [*] percent ([*]%) of net sales of such product, payable by Ixsys to Bristol-Myers on sales of such product.

      6.1.4  Product Use Outside the Field.  Upon written request by Bristol-Myers, to the extent legally and contractually permitted, the parties shall meet and negotiate in good faith a license from Ixsys to Bristol-Myers in the Territory, under Ixsys' Patent Rights, including Ixsys' rights in any jointly-owned Patent Rights, and Ixsys' Know-How, to make, use and sell a Product for such use outside the Field as the parties mutually agree on such terms and conditions as the parties mutually agree.

    6.2  License Grant to Ixsys.  Subject to the provisions of Section 6.3 below, Bristol-Myers hereby grants to Ixsys a nonexclusive, irrevocable, royalty-free, worldwide license, including the right to grant sublicenses, under Bristol-Myers' rights in the Improvements to make, use and sell products which employ, incorporate or are produced using the Improvements for all-purposes in all fields, other than to make, use or sell a Product in the Territory for use in the Field. Within thirty (30) days following each April 30, August 31 and December 31 during the term of the Agreement, Bristol-Myers shall provide Ixsys with written reports of information regarding Improvements as it becomes available to Bristol-Myers.

    6.3  Restrictions Upon Ixsys' Use of Program Antibodies.  Notwithstanding anything to the contrary in the Agreement, Ixsys shall not, whether within or outside the Field and whether itself or with or by any Affiliate or Third Party, make, use, sell, develop or commercialize (a) any Program Antibody, Product or related Material necessary solely for the production or use of any Program Antibody or Product or any use of any Program Antibody or Product, or any Patent Rights which claim solely any of the foregoing, or (b) Improvements to any Program Antibody, Product or related Material necessary solely for the production or use of any Program Antibody or Product, or any Patent Rights which claim solely any of the foregoing or any use of any Program Antibody or Product, except for the purpose of satisfying its obligations under the Research Program; provided, however, that Ixsys shall have the right, itself or with any Affiliate or Third Party, to use, develop or commercialize any Program Antibody or Product ([*] or Improvements to the foregoing or Patent Rights which claim solely any of the foregoing) for use in the in vitro diagnosis of [*], in accordance with the royalty provisions of Section 6.1.3 above.

ROYALTIES AND MILESTONE PAYMENTS

    7.1  Royalties.  In consideration for Ixsys participation in the Research Program and for the licenses granted to Bristol-Myers herein, during the Royalty Term, Bristol-Myers shall pay to Ixsys royalties equal to (a) [*] percent ([*]%) of Net Sales of all Products by Bristol-Myers, its Affiliates and permitted sublicensees in the Territory, except for Products containing BR96 Antibodies or L6 Antibodies (and no other Program Antibodies), and (b) [*] percent ([*]%) of Net Sales of all Products containing BR96 Antibodies or L6 Antibodies (and no other Program Antibodies) by Bristol-Myers, its Affiliates and permitted sublicensees in the Territory.

    7.2  Third Party Royalties.  Bristol-Myers, at its sole expense, shall pay all royalties owing to any Third Party in order to exercise Bristol-Myers' rights hereunder to make, use or sell any Product. If the aggregate royalties owing by Bristol-Myers to Third Parties in order to exercise Bristol-Myers' rights hereunder to make, use or sell a Product exceed [*] percent ([*]%) of Net Sales of such Product, Bristol-Myers shall negotiate in good faith with Ixsys and all such Third Parties mutually acceptable, appropriate and equitable adjustments, if any, to the royalties owing to Ixsys and each Third Party with respect to such Product as necessary to make the commercialization of such Product commercially feasible; provided, however, that in no event shall the royalty owing to Ixsys under Section 7.1(a) above be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product, and under Section 7.1(b) above be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product.

    7.3  Combination Product.  Notwithstanding the foregoing, in the event a Product contains, in addition to Program Antibodies, one or more other biologically active components to produce a combination product, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Program Antibodies sold separately and B is the gross selling price of the combination product. If no such separate sales are made by Bristol-Myers, its Affiliates or permitted sublicensees, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D), where C is the fully allocated cost of the combination product (excluding the fully allocated cost of the other biologically active components in question) and D is the fully allocated cost of such other biologically active components. In no event shall the royalty owing to Ixsys under Section 7.1(a) above be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product, and under Section 7.1(b) above be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product.

    7.4  Milestone Payments.  As partial consideration for the research performed by Ixsys under the Research Program as set forth in the Agreement, Bristol-Myers shall pay Ixsys the following milestone payments upon the first occurrence of each event set forth below with respect to each Product:

      7.4.1  $[*] upon filing with the FDA an IND in the United States (or its equivalent in any other country); and

      7.4.2  $[*] upon commencement of Phase 2/3 (pivotal) clinical trials, or Phase 3 clinical trials, in the United States (or their equivalent in any other country); and

      7.4.3  $[*] upon filing a New Drug Application ("NDA") in the United States (or its equivalent in any other country); and

      7.4.4  $[*] upon receipt of the required marketing and pricing approval from the FDA (or from the governing health authority of any other country).

    7.5  Single Royalty.  Notwithstanding anything to the contrary in the Agreement, only one royalty shall be due to Ixsys with respect to each Product sold by Bristol-Myers, its Affiliates and permitted sublicensees hereunder regardless of the number of issued patents owned and licensed by Ixsys, if any, which would be infringed by making, using, or selling such Product absent the licenses granted to Bristol-Myers under the Agreement and any other agreements with Ixsys, including without limitation the License Agreement and whether pursuant to the Agreement or any other agreement with Ixsys, including without limitation the License Agreement; provided, however, that the royalty owing to Ixsys with respect to each Product shall be the highest royalty applicable to such Product under the Agreement and any other such agreement with Ixsys.

ARTICLE 8
ROYALTY REPORTS AND ACCOUNTING

    8.1  Reports, Exchange Rates.  During the term of the Agreement following the First Commercial Sale of a Product, Bristol-Myers shall furnish to Ixsys a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the gross sales of all Products sold by Bristol-Myers, its Affiliates and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales (d) the date of the First Commercial Sales of each Product in each country in the Territory during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by as published in the United States in The Wall Street Journal under the caption "Currency Trading" on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. Bristol-Myers shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

    8.2  Audits.

      8.2.1  Upon the written request of Ixsys and not more than twice in each calendar year, Bristol-Myers shall permit an independent certified public accounting firm of nationally recognized standing, mutually acceptable to Ixsys and Bristol-Myers, at Ixsys' expense, to have access during normal business hours to such of the records of Bristol-Myers solely to the extent necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Ixsys only whether the records are correct or not and the specific details concerning any discrepancies. No other information or details of the audit shall be disclosed to Ixsys.

      8.2.2  If such accounting firm concludes that additional royalties were owed during such period, Bristol-Myers shall pay the additional royalties within thirty (30) days of the date Ixsys delivers to Bristol-Myers such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Ixsys; provided, however, if the audit discloses that the royalties payable by Bristol-Myers for the audited period are more than one hundred eight percent

  (108%) of the royalties actually paid for such period, then Bristol-Myers shall pay the reasonable fees and expenses charged by such accounting firm.

      8.2.3  Bristol-Myers shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Bristol-Myers, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Ixsys' independent accountant to the same extent required of Bristol-Myers under the Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Ixsys and Bristol-Myers, its Affiliates and permitted sublicensees shall be released from any liability or accountability with respect to royalties for such year.

    8.3  Confidential Financial Information.  Ixsys shall treat all financial information subject to review under this Article 8 or under any sublicense agreement as the confidential information of Bristol-Myers, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 9
PAYMENTS

    9.1  Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Article 8 of the Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

    9.2  Payment Method.  Except as provided in this Section 9.2, all payments by Bristol-Myers to Ixsys under the Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Ixsys shall designate before such payment is due.

    9.3.  Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, payment shall be made through such lawful means or methods as Bristol-Myers reasonably determines and to which Ixsys consents, which consent shall not be unreasonably withheld.

    9.4  Withholding Taxes.  All amounts owing from Bristol-Myers to Ixsys under the Agreement are net amounts, and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Bristol-Myers, its Affiliates or sublicensees, or any taxes required to be withheld by Bristol-Myers, its Affiliates or sublicensees to the extent such taxes are imposed by reason of Bristol-Myers, its Affiliates or sublicensees having a permanent establishment in any country within the Territory or otherwise being subject to taxation by such country (except solely by reason of the license granted under the Agreement).

    9.5  Late Payments.  Unless otherwise provided in the Agreement, Bristol-Myers shall pay interest to Ixsys on the aggregate amount of any payments by Bristol-Myers that are not paid on or before the date such payments are due under the Agreement at a rate per annum equal to the lesser of the prime rate of interest as published in the United States in The Wall Street Journal under the caption "Money Rates," from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

ARTICLE 10
[INTENTIONALLY OMITTED]

ARTICLE 11
INFRINGEMENT ACTIONS BY THIRD PARTIES

    11.1  Notice of Suit or Claim of Infringement.  Each party shall promptly notify the other in writing in the event that either party, or, in the case of Bristol-Myers, its permitted sublicensees or customers, are notified by a Third Party of infringement of a patent, or are sued by a Third Party for infringement of a patent, on account of the manufacture, use or sale of any Program Antibody or Product.

    11.2  Control of Defense.

        11.2.1(a) Except as provided in subparagraphs (b) and (c) of this Article 11.2.1 and in Article 11.2.2, Ixsys shall have the right, in its sole discretion, and at its sole expense, to control the defense of any suit brought by a Third Party, alleging that the manufacture, use or sale of any Program Antibody or Product or the use of any process to make a Program Antibody or Product infringes a patent, where such products or processes are claimed under the Ixsys patents and patent applications listed in Schedule C as such schedule may be amended, supplemented or modified from time to time by Ixsys with the written consent of Bristol-Myers which shall not be unreasonably withheld. In such event, Bristol-Myers shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Ixsys all evidence and assistance in its control.

      (b) Bristol-Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of any suit brought by a Third Party described in subparagraph (a) above in the event that Bristol-Myers notifies Ixsys in writing before institution of such Third Party suit that the relevant Program Antibody or Product has entered preclinical development, as evidenced by the approval of a Preclinical Lead Profile or equivalent document by the management of the Bristol-Myers Squibb Pharmaceutical Group. In such event, Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

      (c) Bristol-Myers shall have the right to gain control from Ixsys of the defense of any Third Party suit initially controlled by Ixsys pursuant to Section 11.2.1(a) above, in the event that Bristol-Myers notifies Ixsys in writing, after institution of such Third Party suit, that the relevant Program Antibody or Product has entered preclinical development, as evidenced by the approval of a Preclinical Lead Profile or equivalent document by the management of the Bristol-Myers Squibb Pharmaceutical Group; provided, however, that Bristol-Myers shall reimburse Ixsys, on demand, for all expenses incurred by Ixsys in the defense of such Third Party suit prior to Bristol-Myers assuming control thereof. In such event, Bristol-Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of such Third Party suit, and Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

        11.2.2  Bristol-Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of all other suits under this Article 11. In such event, Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

        11.2.3  If the party having the right to control the defense of such suit (the "Electing Party") does not elect to control the defense of such suit in writing within thirty (30) days after having been notified or sued, as the case may be, by the Third Party, the other party may elect in writing to undertake such control at its own expense; provided, however, that the Electing Party shall then have the right to be represented by the advisory counsel of its own selection and at its own expense, and the Electing Party shall cooperate fully in the defense of such suit and furnish to the other party all evidence and assistance in the Electing Party's control; provided, further, that if Ixsys is the Electing Party pursuant to Section 11.2.1(a) above with respect to any suit and is subsequently notified by Bristol-Myers pursuant to Section 11.2.1(c) above that Bristol-Myers has elected to control the defense of such suit, then Bristol-Myers shall become the Electing Party with respect to such suit.

        11.2.4  The party controlling the defense of any suit under this Article 11 shall vigorously defend such suit and assert all reasonable defenses which may be asserted in good faith, and shall keep the non-controlling party advised at all times of all aspects of such suit, including the defense and settlement thereof; provided, however, that nothing in this Section 11.2.4 shall prohibit the party controlling the defense of such suit from entering into settlement negotiations and settling such suit on the terms and subject to the conditions of the Agreement.

    11.3  Settlement.  The party controlling the defense of the suit may not settle the suit or consent to an adverse judgment in such suit in a manner that, in either event, results in a judicial admission that the Third Party patent which is the subject of the suit dominates the Patent Rights of the non-controlling party, without the express written consent of the non-controlling party, which shall not be unreasonably withheld. The party settling such suit shall provide the other party fifteen (15) days prior written notification of the details of any settlement before settling such suit. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 11 shall be paid by the party which controls the litigation.

ARTICLE 12
CONFIDENTIALITY

    12.1  Nondisclosure Obligations.  Except as otherwise provided in this Article 12 and Article 13, (a) during the term of the Agreement and for a period of seven (7) years thereafter, both parties shall maintain in confidence and use only for purposes of the Agreement information and data resulting from the development of Program Antibodies or Products pursuant to the Research Program; (b) during the term of the Agreement and for a period of seven (7) years thereafter, both parties shall maintain in confidence and use only for purposes of the Agreement information and data not described in clause (a) above resulting from the Research Program; and (c) during the term of the Agreement and for a period of seven (7) years thereafter, both parties shall also maintain in confidence and use only for purposes of the Agreement all information and data not described in clause (a) or (b) above but supplied by the other party under the Agreement marked "Confidential." For purposes of this Article 12 and Article 13, information and data described in clause (a), (b) or (c) above shall be referred to as "Information."

    12.2  Permitted Disclosures.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under the Agreement, (a) a party may disclose Information it is otherwise obligated under this Article 12 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (b) a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market the Product, provided that such party shall provide written notice to the other party and sufficient opportunity to the other party to object to such disclosure or to request confidential treatment thereof.

    The obligation not to disclose or use Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of the Agreement; (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under the Agreement on a confidential basis; (iii) prior to disclosure under the Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under the Agreement; (iv) is disclosed in a press release agreed to by both parties hereto, which agreement shall not be unreasonably withheld; or (v) is independently developed by or for the receiving party or its Affiliates or permitted sublicensees by persons who did not have access to Information disclosed by the other party under the Agreement.

    12.3  Terms of the Agreement.  Ixsys and Bristol-Myers shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom Bristol-Myers or Ixsys has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, prior to execution of the Agreement, Bristol-Myers and Ixsys shall agree upon the substance of information that can be used to describe the terms of this transaction, and Bristol-Myers and Ixsys may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

ARTICLE 13
PUBLICATION

    13.1  Notice of Publication.  During the term of the Agreement, Ixsys and Bristol-Myers each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Research Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an outline of such oral disclosure at least forty-five (45) days prior to presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a reasonable delay in publication in order to protect patentable information and (c) to edit the publication in a manner reasonably acceptable to the Publishing Party to protect its Information.

    13.2  Timing of Publication.  If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article 14 below. Upon the expiry of forty-five (45) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.

    13.3  Prohibited Publications.  Notwithstanding anything to the contrary in the Agreement, neither party shall publish or otherwise disclose to any Third Party any Information of the other party without the prior written consent of the other party.

ARTICLE 14
PATENTS

    14.1  Ownership of Inventions, Applications for Patent and Patents.  Except as otherwise provided in the Agreement, the entire right and title in all inventions, discoveries, improvements or other technology, including without limitation inventions, improvements or other technology directed to a Product or Program Antibody or the manufacture or use of a Product or Program Antibody, and all processes relating thereto, whether or not patentable, and any patent applications or patents based thereon, made or conceived during and pursuant to the Research Program (collectively, the "Inventions") (a) solely by employees or others acting on behalf of Ixsys or its Affiliates shall be owned solely by Ixsys (the "Ixsys Inventions"), (b) solely by employees or others acting on behalf of Bristol-Myers or its Affiliates shall be owned solely by Bristol-Myers (the "Bristol-Myers Inventions"), and (c) jointly by employees or others acting on behalf of Ixsys and Bristol-Myers, or their respective Affiliates, shall be owned jointly by Ixsys and Bristol-Myers (the "Joint Inventions"). Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Ixsys and Bristol-Myers each hereby represents that all employees and other Persons acting on its behalf in performing its Obligations under the Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons. Inventorship and ownership determinations for all Inventions, whether patentable or not, shall be made in accordance with United States patent laws.

    14.2  Patent Applications.

        14.2.1  Priority Filings.  When an Invention has been made which may reasonably be considered to be patentable, (a) Bristol-Myers in the case of (i) all Bristol-Myers Inventions, (ii) those Joint Inventions that constitute composition of matter and related use inventions (including without limitation Joint Inventions that constitute Program Antibodies, Products or related Materials necessary solely for the production or use of Program Antibodies or Products or the use of Program Antibodies or Products), and (iii) those Ixsys Inventions that constitute BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies or Products containing BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies, or related Materials necessary solely for the production or use of any of the foregoing or the use of Program Antibodies or Products, and (b) Ixsys in the case of all other Joint Inventions and all other Ixsys Inventions, shall file a priority patent application in the United States as soon as reasonably practicable. The party filing the application shall give the other party an opportunity to review the text of the application before filing, shall control the preparation and filing of such application, and shall supply the other party with a copy of the application as filed, together with notice of its filing date and serial number.

        14.2.2  Foreign Filing Decisions.  No later than nine (9) months following the filing date of a priority patent application filed according to Section 14.2.1 above, the parties shall consult together, through the Steering Committee or otherwise, to determine whether such priority patent application should be abandoned without replacement; abandoned and refiled; proceeded within the country of filing only; or used as the basis for a claim of priority under the Paris Convention for corresponding applications in other countries. The parties shall consult together to ensure that so far as practicable the texts filed in the United States and in other countries contain the same information and claim the same scope of protection.

        14.2.3  Prosecution and Maintenance.  Ixsys and Bristol-Myers each shall have the right, using commercially reasonable practices, to control the prosecution, grant and maintenance of its Patent Rights, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to its Patent Rights, except as otherwise provided in this Article 14. Bristol-Myers shall control the prosecution, grant and maintenance of Patent Rights regarding (a) Bristol-Myers Inventions, (b) those Joint Inventions that constitute composition of matter and related use inventions (including without limitation Joint Inventions that constitute Program Antibodies, Products or related Materials necessary solely for the production or use of Program Antibodies or Products or the use of Program Antibodies or Products), and (c) those Ixsys Inventions that constitute BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies or Products containing BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies, or related Materials necessary solely for the production or use of any of the foregoing or the use of Program Antibodies or Products. Ixsys shall control the prosecution, grant and maintenance of Patent Rights regarding all other Joint Inventions and all other Ixsys Inventions. All costs incurred in connection with the prosecution, grant and maintenance of Patent Rights shall be borne by the party taking action with respect to such Patent Rights. Each party shall inform the other party at regular intervals, or on request, about the status of patent applications or patents for which it is responsible.

      In the event that Ixsys or Bristol-Myers elects not to file a patent application in any country, or decides to abandon any pending application or granted patent in any country, it shall provide adequate notice to the other party and give the other party the opportunity to file or maintain such application or patent at its own expense; provided, however, that except for the right to file and maintain such Patent Rights, the rights of Ixsys and Bristol-Myers to such Patent Rights shall not be affected by reason of this paragraph.

    14.3  Cooperation.  Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions, as set forth in Section 14.2 above, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

    14.4  No Other Technology Rights.  Except as otherwise provided in the Agreement, under no circumstances shall a party hereto, as a result of the Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to the Agreement. It is understood and agreed by the parties that the Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the Research Program or the development and marketing of Program Antibodies and Products.

    14.5  Enforcement of Patent Rights.  (a) Bristol-Myers in the case of (i) all Bristol-Myers Inventions, (ii) those Joint Inventions that constitute composition of matter and related use inventions (including without limitation Joint Inventions that constitute Program Antibodies, Products or related Materials necessary solely for the production or use of Program Antibodies or Products or the use of Program Antibodies or Products), and (iii) those Ixsys Inventions that constitute BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies or Products containing BR96 Antibodies, human or humanized BR96 antibodies, L6 Antibodies, human or humanized L6 antibodies, or related Materials necessary solely for the production or use of any of the foregoing or the use of Program Antibodies or Products, and (b) Ixsys in the case of all other Joint Inventions and all other Ixsys Inventions, shall have the right but not the obligation to enforce the Patent Rights against infringers, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Patent

Rights, and in good faith shall consider the interests of the other party in so doing. Upon learning of significant and continuing infringement of Patent Rights by a Third Party in the Territory, Ixsys or Bristol-Myers, as the case may be, promptly shall provide notice to the other party in writing of the fact and shall supply the other party with all evidence possessed by the notifying party pertaining to and establishing said infringement(s). All monies recovered upon, the final judgment or settlement of any suit regarding Patent Rights shall be retained by the party with the right to enforce such Patent Rights. Notwithstanding the foregoing, Ixsys and Bristol-Myers shall fully cooperate with each other in any action to enforce the Patent Rights.

ARTICLE 15
TERM AND TERMINATION

    15.1  Expiration.  Unless terminated earlier pursuant to Section 15.2 below, the Agreement shall expire on the expiration of Bristol-Myers' obligations to pay royalties under the Agreement.

    15.2  Termination for Cause.  Except as otherwise provided in Article 17, upon the breach of any material provision of the Agreement, if the breaching party has not cured such breach within ninety (90) days after receipt of written notice thereof from the other party, the Agreement shall terminate, at the option of the other party, (a) if during the term of the Research Program, on the date which is the earlier to occur of (i) the expiration of the Research Program under Section 3.5 above, (ii) six (6) months after the expiration of such ninety (90) day cure period if Bristol-Myers is the breaching party, or (iii) on the expiration of such ninety (90) day cure period if Ixsys is the breaching party, and (b) if after the expiration of the Research Program under Section 3.5 above, on the expiration of such ninety (90) day cure period. Such termination shall not affect any remedies the nonbreaching party may have at law or in equity.

    15.3  Effect of Expiration and Termination.  Expiration or termination of the Agreement shall not relieve the parties of any rights, causes of action or obligations accruing prior to such expiration or termination. The provisions of Sections 6.2 and 21.7 and Articles 12, 13 and 16 shall survive the expiration or termination of the Agreement, as well as any other provisions necessary to interpret or enforce the Agreement.

ARTICLE 16
INDEMNITY

    16.1  Direct Indemnity.  Each party shall indemnify and hold the other party, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, harmless, and hereby forever releases and discharges the other party, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, from and against all claims, demands, liabilities, damages and expenses, including reasonable attorneys' fees and costs (all "Liabilities"), arising out of negligence, recklessness or intentional acts or omissions of the indemnifying party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents, in connection with the work performed by such party under the Research Program. Neither Bristol-Myers nor Ixsys shall constitute a sublicensee of the other party for purposes of this Article 16.

    16.2  Other Indemnity.  Each party shall indemnify and hold the other party, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, harmless from and against all Liabilities suffered or incurred in connection with Third Party claims for personal injuries or any product recall to the extent caused by: (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with the preclinical or clinical testing of a Product by such party, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, (b) any manufacturing defect in any Product or any other material manufactured by such party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents, or (c) any other act or omission (without regard to culpable conduct) of such party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents, in making, using or selling a Product after termination of the Research Program; except in each case to the extent such Liabilities resulted from negligence, recklessness or intentional acts or omissions of the other party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents.

    16.3  Procedure.  A party (the "Indemnitee") that intends to claim indemnification under this Article 16 shall promptly notify the other party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee or any of its Affiliates intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 16 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 16, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 16. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

    16.4  Insurance.

        16.4.1  During the term of the Research Program, Ixsys shall maintain liability insurance, and Bristol-Myers shall maintain a program of self-insurance, with respect to their respective work performed under the Research Program in such amounts as each customarily maintains with respect to similar research programs, such protection being applicable to officers, employees, contractors and agents while acting within the scope of their employment or engagement by Ixsys or Bristol-Myers. Ixsys and Bristol-Myers shall maintain such insurance, or self-insurance program, thereafter for so long as each customarily maintains insurance, or self-insurance programs, for similar research programs.

        16.4.2  Bristol-Myers shall maintain, through a program of self-insurance or otherwise, product liability insurance with respect to development, manufacture and sales of Products, in such amounts as Bristol-Myers customarily maintains with respect to its other products, such protection being applicable to officers, employees, contractors and agents while acting within the scope of their employment or engagement by Bristol-Myers, Bristol-Myers shall maintain such insurance, or self-insurance program, thereafter for so long as it customarily maintains insurance, or self-insurance programs, for itself covering such development, manufacture and sales of similar products.

    16.5  Own Acts.  Each party hereby assumes any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of that party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents.

ARTICLE 17
FORCE MAJEURE

    Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

ARTICLE 18
ASSIGNMENT

    The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that (a) either Ixsys or Bristol-Myers may, without such consent, assign the Agreement in its entirety and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction; and (b) Bristol-Myers may, without such consent, assign the Agreement in its entirety and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its pharmaceutical or oncology business. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE 19
NOTIFICATION OF PATENT TERM RESTORATION

    Ixsys or Bristol-Myers, as the case may be, shall notify the other party of (a) the issuance of each U.S. patent included within the Patent Rights, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to Paragraphs 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA"). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. Ixsys or Bristol-Myers, as the case may be, shall notify the other party of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Rights. Likewise, Ixsys or Bristol-Myers, as the case may be, shall inform the other patty of patent extensions and periods of data exclusivity in the rest of the world regarding any Product.

ARTICLE 20
SEVERABILITY

    Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid in any jurisdiction, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement in such jurisdiction shall not affect the validity of the remaining provisions of the Agreement or the Agreement as a whole, or the validity of any of the terms of the Agreement in any other jurisdiction, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

ARTICLE 21
MISCELLANEOUS

    21.1  Notices.  Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

If to Ixsys:	Ixsys, Inc. 3550 General Atornics Court, Suite L-103 San Diego, CA 92121 Attention: Michael J. Hanifin
with a copy to:	Pillsbury Madison & Sutro 235 Montgomery Street, 15th Floor San Francisco, California 94104 Attention: Thomas E. Sparks, Jr.
If to Bristol-Myers:	Bristol-Myers Squibb Company P.O. Box 4000 Princeton, NJ 08543-4000 Attention: Ronald A. Pepin, Ph.D.

    21.2  Applicable Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of California.

    21.3  Entire Agreement.  The Agreement contains the entire understanding of the parties with respect to the subject matter thereof. All other express or implied agreements and understandings, either oral or written, heretofore made between the parties with respect to the subject matter hereof, including without limitation the Prior Agreements, are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

    21.4  Headings.  The captions to the several Articles and Sections hereof are not an interpretive part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. The feminine and masculine pronouns are interchangeable hereunder, and the plural shall be substituted for the singular number in any place in which the context may require such substitution. The Agreement has been prepared jointly and shall not be strictly construed against either party hereto.

    21.5  Independent Contractors.  For purposes of the Agreement, and in the performance of all services hereunder, it is expressly agreed that Ixsys and Bristol-Myers shall be, and shall be deemed to be, independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Ixsys nor Bristol-Myers shall have the authority to act as an agent of the other for any purpose, and shall not act on behalf of the other, or make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so, or as explicitly provided for herein.

    21.6  Waiver.  No waiver of any right under the Agreement shall be valid unless made in a written instrument duly executed by both parties hereto. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

    21.7  No Solicitation of Employees.  During the term of the Research Program and for a period of two (2) years thereafter, neither Ixsys nor Bristol-Myers nor their respective Affiliates shall, without the prior consent of the other party, solicit the employment of any person who during the course of employment with

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the other party or its Affiliate was involved with activities related to the Research Program.

    21.8  Publicity.  Except as required by applicable law, neither party shall use the name of the other party, any employee of the other party or any other member of the other party's Research Program staff in any promotion or advertisement, without the prior written consent of the other party.

    21.9  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

IXSYS, INC.
By:	/s/ MICHAEL J. HANIFIN Michael J. Hanifin Vice President, Business Development
BRISTOL-MYERS SQUIBB COMPANY
By:	/s/ WILLIAM A. SCOTT William A. Scott Senior Vice President

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RESEARCH AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
ARTICLE 3 RESEARCH PROGRAM
ARTICLE 4 DEVELOPMENT AND COMMERCIALIZATION
ARTICLE 5 MANAGEMENT OF THE RESEARCH PROGRAM
ARTICLE 6 GRANT OF LICENSES
ROYALTIES AND MILESTONE PAYMENTS
ARTICLE 8 ROYALTY REPORTS AND ACCOUNTING
ARTICLE 9 PAYMENTS
ARTICLE 10 [INTENTIONALLY OMITTED]
ARTICLE 11 INFRINGEMENT ACTIONS BY THIRD PARTIES
ARTICLE 12 CONFIDENTIALITY
ARTICLE 13 PUBLICATION
ARTICLE 14 PATENTS
ARTICLE 15 TERM AND TERMINATION
ARTICLE 16 INDEMNITY
ARTICLE 17 FORCE MAJEURE
ARTICLE 18 ASSIGNMENT
ARTICLE 19 NOTIFICATION OF PATENT TERM RESTORATION
ARTICLE 20 SEVERABILITY
ARTICLE 21 MISCELLANEOUS